Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to Registration Statement 333-187318 on Form S-11 of our report dated February 7, 2013 relating to the consolidated financial statements of Altisource Residential Corporation (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the development stage of the Company) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

April 24, 2013